Exhibit 10.155

STATE OF GEORGIA

COUNTY OF TWIGGS

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into on this1st day of August, 2010 by and between

William M. Foster,
an individual residing in Twiggs County, Georgia
(“Lessor”),

and

ADK Georgia, LLC,
a Georgia limited liability company
(“Lessee”)

WHEREAS, Lessor is the owner of certain nursing home facilities (each such facility being referred to herein as a “Facility” and collectively as the “Facilities”) identified as follows:

The Powder Springs Facility, located in Powder Springs, Georgia, consisting of 208 licensed beds;

The Thomasville Facility, located in Thomasville, Georgia, consisting of 52 licensed beds;

The Jeffersonville Facility, located in Jeffersonville, Georgia, consisting of 131 licensed beds;

The Lumber City Facility, located in Lumber City, Georgia, consisting of 86 licensed beds;

The LaGrange Facility, located in LaGrange, Georgia, consisting of 138 licensed beds;

The Tara Facility located in Thunderbolt, Georgia, Chatham County, consisting of 134 licensed beds; and 11 assisted living beds.

The Oceanside Facility, located on Tybee Island, Georgia, consisting of 85 licensed beds; and

The Savannah Beach Facility, located on Tybee Island, Georgia, consisting of 50 licensed beds;

Initialed for identification by:

Lessor	Lessee

WHEREAS, in addition to the Facilities, Lessor also owns all personal property located therein, and all furniture, fixtures, systems, appliances, equipment, easements and other rights appurtenant to said Facilities;

WHEREAS, the Facilities are located on real property more particularly described on Exhibit A attached hereto, and the personal property and equipment located at the Facilities shall be further identified by the parties by conducting an inventory of said property upon conveyance of possession, with such inventory to be affixed hereto as Exhibit B upon its completion, said exhibits being incorporated herein by reference and expressly made part hereof (all foregoing being hereinafter referred to as the “Leased Premises”); and

WHEREAS, Lessor desires to lease the Leased Premises to Lessee, and Lessee desires to lease the Leased Premises from Lessor, NOW THEREFORE, the parties hereby covenant and agree as follows:

SECTION 1.

AGREEMENT TO LEASE; RENT; SECURITY DEPOSIT, ADVANCE RENT; AND CONDITIONS.

(a)                                  Agreement to Lease.

Lessor hereby leases, demises and rents the Leased Premises to Lessee for a term as set forth in Section 3 hereof; and Lessee hereby takes, accepts and rents the Leased Premises “AS IS, WHERE IS” from Lessor effective as of the commencement date of this Lease hereinafter stated, subject to satisfaction of the conditions precedent to the commencement date as set forth herein and subject to the other terms, conditions and provisions hereof. This lease is for the entirety of the Leased Premises and the Lessee; Lessee must take, accept and rent throughout the term each and all of the Facilities herein identified.

(b)                                 Rent.

(i)                                     Rental Rate. The lease period shall be for a period of 10 years. The rent for the Leased Premises shall be (1) $270,650 per month commencing on August 1st, 2010, with respect to the Powder Springs, Thomasville, Jeffersonville, Lumber City and LaGrange Facilities (the “First Five Facilities”), as prorated below, and (2) an additional rent on a per Facility basis commencing on the date upon which Lessor obtains possession of each of the Tara, Oceanside and Savannah Beach Facilities (the “Remaining Facilities”). Parties agree to extend time as necessary for possession. Parties also agree that Lessee will take timely possession of said Facilities as each Facility becomes available and, notwithstanding the first sentence of this section 1(b)(i), rent shall be paid on a per Facility basis (as allocated below) as each Facility becomes available and possession is delivered to Lessee. From the date of possession by Lessee

Initialed for identification by:

Lessor	Lessee

the rent shall increase by two percent (2%) every yearly anniversary until the end of the lease term.

If for reasons of insurance, property destruction, eminent domain, or equitable judgments, the rental rate is required to be allocated or pro-rated among the homes and/or beds, then the parties agree that the following initial rates shall apply:

The Powder Springs Facility
208 licensed beds @ $550/bed = $114,400

The Thomasville Facility
52 licensed beds @ $350/bed = $18,200

The Jeffersonville Facility
131 licensed beds @ $350/bed = $45,850

The Lumber City Facility
86 licensed beds @ $350/bed = $30,100

The LaGrange Facility
138 licensed beds @ $450/bed = $62,100

The Tara Facility
145 licensed beds @ $550/bed = $79,750

The Oceanside Facility
85 licensed beds @ $350/bed = $29,750

The Savannah Beach Facility
50 licensed beds @$350/bed = $17,500

Lessor shall deliver and Lessee shall take possession of the First Five Facilities at 12:01 a.m. August 1, 2010.

(ii)                                  Due Date and Late Penalty. Rent shall be due on the first day of each month. Rent shall be considered late if not received by the tenth (10th) day of each month. Thereafter, a late fee of five percent (5%) of the delinquent rent shall be due, in addition to, and not as a limitation on, other remedies available to the Lessor at law or equity.

(iii)                               Default for Non-Payment. Non-payment of monthly rent on or before the fifteenth (15th) day of the month shall constitute a default under this Lease Agreement and Lessor may, at his discretion, terminate the Lease Agreement immediately without notice or demand. Lessee agrees that a default under any one leased Facility shall constitute a default in all 8 of

Initialed for identification by:

Lessor	Lessee

the leased Facilities. Any litigation between the parties regarding the lease shall be held in Twiggs County GA Superior Court.

(iv)                              Additional Rent for Taxes.  Lessee agrees to pay, as additional rental hereunder, all ad valorem taxes as well as any other taxes applicable to the properties during the Lease Term that may be assessed, charged or levied against the property. The additional rental for taxes shall be payable by Lessee no later than the due date for such taxes. Failure to pay the additional rent for taxes when due shall constitute a default under this Lease Agreement, and Lessor may, at his discretion, terminate the Lease Agreement immediately without notice or demand.

Taxes shall be prorated for fractions of a year covered by this Lease. Lessor hereby grants Lessee the right, but not the obligation, to contest in Lessor’s name any tax assessment, charge or levy. Lessee shall notify Lessor of its intent to contest the tax obligation in writing, and Lessor thereafter shall provide Lessee with copies of all notices of assessments, charges and levies in timely manner so as to permit Lessee to exercise its right to contest the same.

(c)                                  Security Deposit.

Lessee shall owe to Lessor a security deposit in the amount of $500,000, payable as follows: Upon execution of the Lease Agreement and delivery of possession of the First Five Facilities, Lessee shall pay to Lessor ($350,000), three hundred fifty thousand dollars. Upon conveyance of possession of each of the Remaining Facilities to Lessee, Lessee shall pay an additional ($50,000), fifty thousand dollars of the security deposit per Facility (for a total of $150,000 when all three Remaining Facilities have been delivered).

(d)                                 Advance Rent.

Upon taking possession of a Facility, Lessee shall pay to Lessor advance rent equal to two (2) months’ rent (based on the initial monthly rent amount specified in item 1(b)(i) per Facility ). Advance rent will be applied to the final two months’ rent when due.

(e)                                  Special Conditions Regarding Transfer of Possession and Return of Security Deposit.

The parties acknowledge the Lessor currently has pending dispossessory actions against current tenants for holding over the Leased Premises after Foster terminated Triad leases. Lessee Triad is now appealing to GA State Supreme Court having lost appeals at the Superior Court level as well as GA State Appeals Court, Parties agree that Lessor shall use his best efforts to convey possession of each of the Facilities to Lessee as each Facility becomes available, which date of

Initialed for identification by:

Lessor	Lessee

possession shall be the beginning of the Lease term with respect to the Facility so delivered.

Lessor anticipates being able to deliver possession of all the First Five Facilities to Lessee on or before August 1, 2010.

SECTION 2.         MAINTENANCE OF LEASED PREMISES.

Lessee, at its expense, will keep and maintain the Leased Premises in good repair during the Lease Term. Lessee shall promptly make, or cause to be made, ail repairs, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, necessary to keep the Leased Premises in good and lawful order and condition, wear and tear from reasonable use excepted, whether or not such repairs are required by any laws, rules, regulations or ordinances hereafter enacted which involve a change of policy on any pan of the governmental body enacting the same. Further, Lessor agrees either to assign to Lessee (if permitted) or to demand and institute any legal proceedings through counsel selected by Lessee necessary to enforce any warranties pertaining to the furnishings, appliances, fixtures, machinery, equipment and any system, including but not limited to the heating, air conditioning, electrical and plumbing systems, contained in the nursing home hereby leased. Provided however, Lessee shall be financially responsible for any legal proceeding required to enforce such warranties. Any decoration or repainting of the Leased Premises will be the responsibility of the Lessee.

SECTION 3.         TERM.

Lessor demises the property to Lessee to have and to hold the Property, together with all improvements, appurtenances and easements thereunto belonging, and all furniture, fixtures, appliances and equipment located thereon, for a period commencing on the date on which the first Facility is delivered to Lessee and ending midnight July 31, 2020, subject only to those conditions set out in Section 1(e) above.

Initialed for identification by:

Lessor	Lessee

SECTION 4.         /Not Applicable/

SECTION 5.         UTILITIES AND MAINTENANCE.

Lessee shall pay, in addition to the rents reserved herein, all water, gas, heat, electricity, and all other public utilities furnished it or consumed by it, in or upon the Leased Premises during the Lease Term, and shall keep the interior of the Leased Premises and all furniture, fixtures, appliances and equipment now or hereafter located on the Leased Premises in good order and repair and in a clean and safe condition (excepting, however, ordinary wear and tear and all repairs made necessary by reason of the happening of fire and other casualties normally covered by fire and extended coverage insurance, which repairs shall be completed in accordance with SECTION 9 hereof) at its own cost and expense. Lessee shall have the option at any time of replacing, at its expense, any equipment or other personal property constituting part of the Leased Premises.

SECTION 6.         LESSEE’S RIGHTS AT END OF LEASE TERM.

(a)                                  Lessees Rights Upon Lessor’s Intent to Sell.

Prior to the end of the Lease term, Lessor shall notify Lessee if Lessor intends to offer the Facilities for purchase. In such case, Lessee shall have the right of first refusal to purchase the Facilities on the terms and conditions hereinafter set forth.  If during the term of this Lease Lessor receives a bona fide third party offer (the “Offer”) to purchase all or any part of the Leased Premises on terms that are acceptable to Lessor in Lessor’s sole discretion, within five (5) business days after Lessor’s receipt of the Offer, Lessor agree to notify Lessee in writing (the “Notice”) by certified mail of the terms of the Offer.  Lessee will have fifteen (15) days after the date of receipt of the Notice within which to notify Lessor that Lessee elects to purchase the Leased Premises (or the portion thereof which is the subject of the Offer) on the terms of the Offer as described in the Notice.  If Lessee so elects, the closing of such sale will take place at the offices of Lessor’s counsel, pursuant to the terms of the Offer; provided, however, the closing date shall be the later of the date set forth in the Offer or 90 days after the date that Lessee accepts the Offer.  If Lessee does not elect to purchase the Leased Premises within fifteen (15) days after the date of Lessee’s receipt of the Notice, Lessor may sell or transfer the Leased Premises to the offeror at the price and on substantially the terms stated in the Offer; provided however if said transaction fails to close within six (6) months of the date of the Notice or if Lessor receives another Offer that it desires to accept, Lessor shall again send a Notice to Lessee and Lessee shall again have the right to accept or reject the Offer as set forth above.

Initialed for identification by:

Lessor	Lessee

(b)                                 Lessee’s Rights Upon Lessor’s Intent to Re-Lease.

At least one hundred twenty (120) days prior to the end of the Lease Term, Lessor shall notify Lessee if lessor intends to re-lease the Facilities at the end of the Lease Term. In such case, Lessee shall have the right of first opportunity to lease the Facilities on the terms and conditions to be agreed upon between Lessor and Lessee.

(c)                                  Lessor’s Rights to Convey to Family Members.

Notwithstanding the foregoing, Lessee’s right of first refusal under subsection (a) above shall not be triggered with respect to any sale, conveyance or disposition of the Facilities to any of Lessor’s natural children or grandchildren; or corporate entity wholly-owned by the same; provided that Lessor shall give Lessee prior written notice of such transaction.  Provided, however, Lessee’s rights of first refusal shall survive any such sale, conveyance or disposition described in this subsection (c).

SECTION 7.         LESSEE’S TRADE FIXTURES AND PERSONAL PROPERTY

Except as hereinafter provided, all trade fixtures, furniture, equipment and personal property owned by Lessee and installed or placed by it upon the property, may be removed by Lessee at any time during the Lease Term, or upon the expiration thereof; provided, however, that any such fixtures or equipment placed upon the property by Lessee in accordance with the provisions of SECTION 5 hereof, in replacement of any fixtures or equipment presently located on the Leased Premises, shall thereupon become the sole property of Lessor unless the property so replaced has been earlier delivered to Lessor if requested or stored for replacement in the Facility. Lessee agrees to repair any damage on the Leased Premises caused by the removing of trade fixtures and/or other property belonging to Lessee.

SECTION 8.         DAMAGE OR DESTRUCTION

(a)                                  Damage or Destruction

In the event any improvements on the Leased Premises are damaged or destroyed by fire, casualty or disaster, the Lease Term shall not be affected thereby, except as hereinafter provided. Lessee shall give prompt written notice of any such damage or destruction to Lessor.

(b)                                 Total Destruction

If a Facility should be totally destroyed by fire or any other casualty during the Lease Term, or if all or a material portion (meaning in excess of thirty percent (30%) of the beds in the Facility) should be so badly damaged by fire or other casualty as to become un-tenantable and such damage cannot reasonably be expected to be repaired within ninety (90) working days from the date of written notification by Lessee to Lessor of the occurrence of the damage, Lessee may at its sole option, by giving notice in writing of such election within thirty (30) days

Initialed for identification by:

Lessor	Lessee

following such damage or destruction, terminate the Lease as to that Facility according to the pro-rated terms set forth In Section 1, and rent shall be abated from the date of destruction and all insurance proceeds with respect to such damage or destruction with respect to the Facility (but not including insurance proceeds paid or payable with respect to Lessee’s property and leasehold improvements) shall be paid over to Lessor.

If Lessee does not exercise such option to terminate, this Lease shall continue in full force and effect and Lessor, subject to the other provisions of this Section, shall be assigned the insurance proceeds payable from such casualty damage and Lessor shall promptly and diligently repair, replace and restore the Facility (including personal property) to substantially the same condition existing prior to such damage or destruction. For the period Lessee is deprived of the use of any portion of the Facility by reason of such damage or destruction and the repair or restoration of same, the annual rental hereunder shall be equitably abated or reduced, taking Into account the portion and amount of the Facility so damaged and the effect of such, damage upon the operation of Lessee’s business at the Facility.

(c)                                  Partial Destruction.

If the Facility should be damaged by fire or other casualty during the term of the Lease but the same are not made un-tenantable, or if made un-tenantable, they can reasonably be expected to be repaired within ninety (90) working days from the date of written notification by Lessee to Lessor of the occurrence of the damage, then this Lease shall continue in full force and effect and Lessor shall be assigned the insurance proceeds payable from such casualty damage with respect to such Facility (but not including insurance proceeds paid or payable with respect to Lessee’s property and leasehold Improvements) and Lessor shall promptly and diligently repair, replace end restore the Facility (including Lessor’s personal property) to substantially the same condition existing prior to such damage.

For the period Lessee is deprived of the use of any portion of the Premises by reason of such damage and the repair or restoration of same, the rental hereunder shall be equitably abated and reduced, pursuant to the terms of Section 1, taking into account the portion and amount of the Facility so damaged and the effect of such damage upon the operation of Lessee’s business at the Facility, except to the extent any such rents are covered and payable under a Business Interruption Insurance policy Carried by Lessee.

(d)                                 Proceeds.

Notwithstanding any of the foregoing to the contrary, Lessor shall be obligated to undertake the repair, replacement or restoration work under this SECTION 9 at the lowest bid that is reasonably acceptable to the insurance carrier. All insurance proceeds with respect to the Lessee’s property shall be paid to Lessee, without any claim thereto by Lessor, except that Lessee may direct any Business

Initialed for identification by:

Lessor	Lessee

Interruption Insurance proceeds payable under Section 20(b) to be paid directly to Lessor. However, if Lessee elects to have such proceeds paid to itself, it hereby agrees to promptly remit the amount due under Section 20(b) hereof to Lessor.

SECTION 9.         QUIET ENJOYMENT.

So long as Lessee performs all its obligations hereunder, Lessor agrees that it will not permit the disturbance of, or interference with, Lessee’s peaceful and quiet possession and enjoyment of the property during the Lease Term, subject to Lessor’s right under Section 17 of this Lease. To this end, Lessor hereby warrants to Lessee that Lessor owns good and marketable fee simple title to the Property except as otherwise noted herein, that Lessor has full right and authority to execute and perform this Lease and that there are no agreements, options, laws, zoning ordinances, regulations, restrictions, covenants, claims, proceedings, lawsuits or orders which in any way would prevent or hinder or adversely affect the use of the Property by Lessee, pursuant to the terms of this Lease (other than the dispossessory actions disclosed in Section 1).

SECTION 10.       ASSIGNMENT AND SUBLETTING.

Except as hereinafter provided, Lessee may not assign this Lease or sublease all or any portion of the Property without the prior written consent of Lessor.

SECTION 11.       ALTERATIONS AND IMPROVEMENTS.

During the Lease term, Lessee may not, without Lessor’s prior written consent, make any changes, improvements, alterations and additions to the structural elements of any Facility involving expenditure by Lessee in excess of twenty-five thousand dollars ($25,000.00). All such structural changes, improvements, alterations and additions shall, upon the termination of this Lease, become the sole and exclusive property of Lessor.

SECTION 12.       LIENS.

If any mechanics’ or other lien shall be filed against the Property, or any buildings or improvements therein, by reason of any actions made or alleged to have been made by or for Lessee, Lessee shall cause the same to be canceled and discharged of record, by bond or otherwise, at the expense of Lessee, and shall also defend on behalf of Lessor, at Lessee’s sole cost and expense, any action, suit or proceedings which may be brought for the enforcement of such lien, and save harmless Lessor from any claim, attorney’s fees or damage therefrom.

In the event that any such mechanics’ or other lien is not removed by Lessee within thirty (30) days after notice is given by Lessor to remove same, Lessor shall have the right to discharge said lien by payment or otherwise, and any reasonable sums expended by Lessor for such discharge, including attorney’s fees, shall be paid by Lessee to Lessor upon demand, and shall be deemed to be additional rent due under this lease.

Initialed for identification by:

Lessor	Lessee

SECTION 13.      REQUIREMENTS OF PUBLIC AUTHORITIES.

(a)                                 Lessee’s Obligations.

Subject to the obligation of Lessor contained in subparagraph (b) of this Section 14, Lessee agrees at its own cost and expense, during the Lease Term, to comply with all orders, rules, regulations and requirements of every kind of nature relating to the Leased Premises, which shall come into effect after the commencement date of this Lease, of federal, state, municipal or other governmental authorities, applicable to the buildings, its structural components, improvements and land, comprising any part of the Leased Premises.

(b)                                 Lessor’s Obligations.

In the event Lessee is required to expend funds to meet the requirements of any federal, state, municipal or other governmental authority under subparagraph (a) above and insufficient time remains in the Lease Term to allow Lessee to recover said expenditures through reimbursement from the State of Georgia or other payors during the Lease Term, Lessor shall pay any sums exceeding the amount reimbursable to the Lessee during the remainder of the Lease Term.

(c)                                  Lessor’s Right to Construct.

Lessor shall have the right of first refusal, to be exercised within thirty (30) days after notice from Lessee specifying the terms of an offer to construct those improvements required by any Public Authority, to match any such offer with responsibility for payment to be as provided for in subparagraphs (a) and (b) of this SECTION.

SECTION 14.      LIABILITY INSURANCE.

(a)                                 Lessee’s Indemnity.

Lessee shall defend and indemnify Lessor and hold it harmless against all claims, demands and judgments for loss, damage or injury to property or persons resulting from or accruing by reason of Lessee’s negligence or intentional wrong-doing during the Lease Term. Lessee agrees that at its own cost and expense, it shall procure and continue in force, in the name of Lessor and Lessee, general liability insurance insuring against any and all liabilities claims for injuries to patients, persons or property occurring during the Lease Term, In, upon or about the Leased Premises, including all damage from signs, glass, awnings, fixtures or other appurtenances now or hereafter upon the Leased Premises, such insurance at all times to be in face amount of not less than Two Million Dollars ($2,000,000.00) for injuries to persons in one accident and not less than Two Million and no/100 Dollars ($2,000,000.00) for injury to one person, and Two Million and no/100 ($2,000,000.00) for damage to property. Such insurance shall

Initialed for identification by:

Lessor	Lessee

be written by a company or companies authorized to engage in the business of general liability insurance in the State of Georgia.

(b)                                 Lessor’s Indemnity.

Lessor shall defend, indemnify and hold Lessee harmless against all loss, liability, expense or cost that Lessee may suffer or incur as a result of or in connection with any and all claims, demands, and Judgments for: any loss damage or injury to property or persons resulting from or occurring by reason of Lessor’s negligence or intentional wrongdoing, any breach of any of Lessor’s warranties or agreements contained in this Lease, and any liability incurred by Lessor, or accrued with respect to the Facilities prior to the commencement date of this Lease. Lessee shall have the right, in addition to any other rights or remedies at law or in equity, to offset the amount of any such loss, liability, expense or cost against any remaining installments of rent.

SECTION 15.      DEFAULT.

(a)                                 Lessee’s Default.

Lessee shall be in default under this Lease Option Agreement upon the happening of any of the following events:

(i)                                     If Lessee fails to pay rent timely, as set forth in Section 1(b)(iii);

(ii)                                  If Lessee fails to pay additional rents timely, as set forth in Section 1(b)(iv), and in other sections of the Lease;

(iii)                               if Lessee is adjudicated bankrupt;

(iv)                              if a permanent receiver is appointed for Lessee’s property located on the Leased Premises and such receivership is not dissolved within sixty (60) days after written notice from Lessor to Lessee to obtain such dissolution;

(v)                                 if, whether voluntarily or involuntarily, Lessee takes advantage of any debtor relief proceedings under any present or future law whereby the rent, or any part thereof, is, or is proposed to be, reduced or payment thereof deferred;

(vi)                              if Lessee makes any assignment for the benefit of creditors;

(vii)         if Lessee’s property located on the Leased Premises should be levied upon or attached under any process not satisfied or otherwise disposed of within thirty (30) days after such levy or attachment;

(viii)                        if Lessee, or any of its subsidiaries or affiliates, is in default of any other Lease with Lessor;

Initialed for identification by:

Lessor	Lessee

(ix)                              if Lessee breaches any other covenant or requirement of this Lease and fails to commence to cure such breach within fifteen (15) days after written notice from Lessor specifying the default (and after having commenced such cure, fails to diligently pursue cure to completion In a reasonable time); this fifteen (15) day cure period shall not apply to those defaults and breaches set forth in subsections (i) through (viii) above.

In the event of default, Lessor’s remedies shall be termination of this Lease, together with any and all other remedies available to Lessor at law or in equity as a result of such, breach.

Upon termination of this Lease, possession of the Property shall be returned to Lessor.

(b)                                 Lessors Default.

If Lessor shall be in default in performing any of Lessor’s covenants hereunder and fail to commence cure of such default within fifteen (15) days after written notice from Lessee specifying such default (and after having so commenced such cure, fail to diligently pursue cure to completion in a reasonable time), then Lessee, at its option, may at once or at any time thereafter, in addition to any other rights and remedies it may have at law or in equity, terminate this Lease by giving written notice of termination to Lessor and Lessor shall immediately refund to Lessee any unearned Advance Rents as applicable.

SECTION 16.      INSPECTION BY LESSOR.

Lessor may enter upon the Leased Premises, at any reasonable time upon reasonable written notice, to inspect the same and/or to make any alternations or repairs required to be made by Lessor hereunder; and at any time during the six (6) months immediately preceding the expiration of this Lease, may affix to any suitable part of said Leased Premises a notice of this Lease and a notice for re-letting or selling the same, and Lessee shall cause the said notice to remain affixed without hindrances or molestation.

SECTION 17.      NOTICES.

Any notices, writing or other communication required or permitted to be given hereunder shall be given by certified mail, postage prepaid, return receipt requested, to the addresses below:

If to Lessor, to:

William M. Foster

Drawer F

Jeffersonville, GA 31044

With a copy to:

John Strickland

Initialed for identification by:

Lessor	Lessee

Post Office Box 1846

Dublin, Georgia 31404-1846

If to Lessee, to:

ADK Georgia, LLC
593  Atlanta Street
Roswell, Georgia 30075

With a copy to:

Gregory P. Youra, Esq.
Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Parkway, Suite 600
Atlanta, Georgia 30339

Notices shall be deemed given on the third day after the same is deposited in the United States mail.

Any notice not given in strict conformity to this section may nevertheless be deemed effective upon the date actually received by the other party.

Any party may change its address for the purpose of notices hereunder by giving the other party notice of such change of address in accordance with the provisions hereof,

SECTION 18.      SIGNS.

Lessee shall have the right to install, maintain, and replace in, on, over or In front of the Leased Premises such outside signs and advertising matter, at Lessee’s own cost and expense, as Lessee may desire, provided that Lessee shall comply with all applicable requirements of governmental authorities having jurisdiction and shall obtain any necessary permits. Provided, however, Lessor hereby acknowledges and consents to Lessee placing a sign or signs on the property designating each Facility as appropriate and does further agree that such name may be proprietary to Lessee and shall be discontinued upon the termination of the Lease Term.

SECTION 19.      INSURANCE.

(a)                                 Property Insurance.

Lessee shall procure and maintain during the Lease Term a policy or policies of insurance by which the Property shall be insured against fire and other casualty, including flood with broad form extended coverage, to the full insurable value of each Facility as stated thereof but not less than the following for each Facility (except for flood coverage, which shall be the maximum obtainable by law):

Jeffersonville	$3,500,000.00
LaGrange	$7,350,000.00

Initialed for identification by:

Lessor	Lessee

Lumber City	$3,200,000.00
Powder Springs	$12,400,000.00
Thomasville	$1,750,000.00
Tara	$11,000,000.00
Ocean Side	$2,250,000.00
Savannah Beach	$1,850,000.00

Lessor reserves the right to require an increase in insurance coverage as property values increase. Lessor and Lessor’s mortgage lender shall be added as an additional insured on all such policies and such policies shall be non-cancelable without at least thirty (30) days prior written notice to Lessor. All insurance proceeds shall be payable to Lessor and Lessee as their interests shall appear. To the extent obtainable, such policy or policies shall contain a waiver, on the part of the insurance carrier, of subrogation against Lessor and Lessee.

(b)                                 Business Interruption Insurance.

Lessee shall procure and maintain during the Lease Term a policy or policies of business interruption insurance. Lessor shall be named as an additional insured under such policy or policies to provide Lessor with protection against loss of rental income hereunder due to an insurable casualty for a maximum of one hundred eighty (180) days.

(c)                                  General.

If Lessee fails to maintain any of the insurance coverage required in this Section, Lessor, after notice to Lessee, may obtain such coverage and Lessee shall pay the cost therefor to Lessor as additional rent hereunder. To the extent any insurance obtained by Lessee hereunder provides for co-insurance or deductibles, Lessee shall be liable for the payment of such amounts when and if (whether before or after any termination of this Lease) claim payments are made pursuant to such insurance coverage.

SECTION 20.      EMINENT DOMAIN.

In the event that a Facility is taken in whole or in part by condemnation proceedings or eminent domain or conveyed under threat thereof, the rent otherwise payable hereunder shall abate in proportion to the portion of the Facility so condemned or conveyed, pursuant to the terms of Section 1.1

If the portion so condemned or conveyed exceeds thirty percent (30%) (in terms of number of beds) of the Facility, Lessee may, at its option, by giving written notice thereof to Lessor within thirty (30) days after such condemnation or conveyance, that it intends to abandon said Facility and rent shall be abated from the date of condemnation pursuant to the terms of Section 1. Any amounts received by reason of any condemnation of conveyance under this section shall be apportioned between Lessor and Lessee in accordance with any agreement or judicial decree.

Initialed for identification by:

Lessor	Lessee

SECTION 21.      ENTIRE AGREEMENT.

This Lease contains the entire agreement between the parties and supersedes all prior discussions and agreements between the parties and any such prior agreements shall, from and after the date hereof, be null and void.

SECTION 22.      PARTIES BENEFITED.

This Lease shall insure to the benefit of and be binding upon Lessor, its successors and assigns and Lessee, its successors and assigns.

SECTION 23.      LESSEE’S RIGHT TO CURE DEFAULTS.

In the event Lessor fails to pay when due any amounts payable with respect to any promissory notes, deeds to secure debt, contracts, agreements, liens or other instruments secured by or relating to the Leased Premises, or otherwise fails to perform any of Its obligations or responsibilities under such promissory notes, deeds to secure debt, contracts, agreements, liens or other instruments, Lessee may, at its option, pay such amounts and render such performance and upon presenting canceled checks or invoices or other proof of such payment of performance reasonably satisfactory to Lessor, may deduct the amount of said payments or cost of such performance from the rental payments thereafter due hereunder.

SECTION 24.      SUBORDINATION.

Lessee agrees that this Lease and Lessee’s interest herein shall (so long as the debt encumbering said Facility does not exceed the then appraised fair market value of such Facility) on written request by Lessor or the holder of any first mortgage or proposed first mortgage on a Facility, be made subordinate and subject to such first mortgage or first lien, whether same be in the form of a mortgage, deed to secure debt, deed of trust, or any similar method of financing or refinancing, placed by Lessor against any part of the Facility; and to all renewals, modifications replacements, consolidations and extensions thereof and to any and all advances made thereunder and the interest thereon.

If Lessor is not in default under the terms of this Lease, upon written request by Lessor, Lessee shall subordinate this Lease to an existing or future first mortgage or similar interest to secure financing as aforesaid; provided that Lessor shall deliver to Lessee from the holder or proposed holder of such mortgage or lien, an agreement, in form and substance reasonably satisfactory to Lessee, (i) recognizing the existence of this Lease and providing that so long as Lessee complies with the obligations imposed on it in this Lease and is not in default hereunder, neither Lessee nor its successors and assigns shall he disturbed or molested in its possession of the Facility or in the full enjoyment of the rights granted Lessee hereunder, (ii) agreeing to give Lessee notice of any default by Lessor and to give Lessee at least thirty (30) days in which to cure Lessor’s default, and (iii) agreeing that casualty proceeds and condemnation process shall be applied in accordance with this Lease.

Initialed for identification by:

Lessor	Lessee

SECTION 25.      SHORT FORM LEASE.

If agreed to by the parties, the parties hereto shall execute at the time of the commencement date of this lease a short form memorandum of lease, which shall reflect the basic terms of the Lease and which shall be recorded on the real estate records of the counties where the Facilities are located. If the parties cannot so agree, Lessee shall have the right to record an original, executed counterpart of this Lease on the real estate records of the counties where the Facilities are located.

SECTION 26.      LIQUIDATED DAMAGES.

Lessor and Lessee agree that Lessors sole and exclusive remedy in the event of a breach or default by Lessee of this Lease or as a result of any other matter arising in connection with this Lease, shall be termination of this Lease pursuant to the provisions of Section 16 (a) hereof and retention of the Advance Rent and Security Deposit made pursuant to the provisions of Section 1 hereof.

The foregoing amounts shall be liquidated damages and not a penalty, Due to the complexity of the business being leased to Lessee, the parties acknowledge that It would be impossible to determine precisely the damages that would be suffered as a result of any such breach or default or matter pertaining to this Lease.

SECTION 27.      RATE INCREASES.

The parties agree to continue to work cooperatively throughout the Lease Term to negotiate increases in the property component of the reimbursement rate applicable to the Facilities whenever possible and appropriate, and, if successful, to increase rent payable hereunder during the Term in an amount equal to any such increase so that Lessor will be entitled to the full amount of any increase in the Facility’s allowed per diem resulting from an increase in the property rate component for which Lessee shall be reimbursed.

SECTION 28.      FINANCIAL STATEMENTS.

Lessee hereby agrees to provide Lessor during the Lease Term with monthly internally-generated, financial statements on the Facilities within sixty (60) days after the end of each month during the term of this lease.

Additionally, Lessee further agrees to provide Lessor during the Lease Term with Medicaid and Medicare cost reports within ninety (90) after Lessee’s cost reporting period.

Lessee further agrees to provide a copy of all. Medicaid R-10 Rate Sheets applicable to the Facilities within fourteen (14) days after receipt of the same by Lessee, and to provide such other information as Lessor requests within (30) thirty days of each such request.

Lessee agrees to provide to Lessor within two (2) weeks following the end of every month, beginning in the 2nd quarter of Lessee’s operation of the Facilities, an Operation and Clinical report to include, but not be limited to the following:

Initialed for identification by:

Lessor	Lessee

a)	Current Census
b)	Any Change In Regulatory Status
c)	All Complaints
d)	Any Capital Improvements Which Are In Excess Of Five Thousand Dollars ($5,000.00)
e)	Any Change In Agency Utilization

SECTION 29.      CHOICE OF LAW AND VENUE

This agreement is entered into in Georgia, and is to be construed under the laws of the State of Georgia. The parties agree that any disputes arising under or connected with this Lease Agreement shall be brought and heard in the Superior Court of Twiggs County.

SECTION 30.      MISCELLANEOUS DUTIES OF LESSEE

(a)                                 Georgia Health Care Association Membership

Lessee shall at all times maintain a full membership in the Georgia Health Care Association for all Leased Facilities.

(b)                                 Management Contracts

Lessee will not contract or consent to have a management or consultant company manage in any way any of the Leased Facilities without the prior written consent of Lessor, except to an affiliate of Lessee or Chris Brogdon.  For purposes hereof, an “affiliate” means any entity in which Chris Brogdon, directly or indirectly, has an equity interest (or an affiliate of such entity) or which controls, is controlled by or is under common control with Lessee.

(c)                                  Change in Corporate Ownership

Lessee agrees to disallow any transfer of beneficial ownership in its company by its owners without the prior written consent of Lessor. Any change in Lessor’s corporate ownership during the Lease Term with the prior written consent of Lessor shall constitute a default under this Lease.

SECTION 31.      NO WAIVER

No waiver of any default of Lessor or Lessee hereunder shall be Implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Lessor or Lessee shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition,

Initialed for identification by:

Lessor	Lessee

IN WITNESS WHEREOF, the parties have hereunto put their hands and seals on the date and year first above written.

LESSOR:

/s/ William M. Foster	(SEAL)
William M. Foster

Sworn to and subscribed
to before me this 30
day of July, 2010

/s/ [Illegible]
Witness

/s/ [Illegible]
Notary Public

LESSEE:

ADK GEORGIA, LLC, a Georgia limited liability company

BY:	/s/ Christopher F. Brogdon

Christopher F. Brogdon, Manager

Sworn to and subscribed
to before me this 30
day of July, 2010

/s/ [Illegible]
Witness

/s/ Ellen Smith
Notary Public

Initialed for identification by:

Lessor	Lessee